                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)

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
                                     THREE MONTHS
                                    ENDED DECEMBER
                                          31,                        YEAR ENDED SEPTEMBER 30,
                                   -----------------    --------------------------------------------------
                                    1994      1993       1994      1993       1992       1991       1990
                                   -------   -------    -------   -------   --------   --------   --------
Income from continuing operations
  before provision for income
  taxes:.........................            $ 4,540    $16,896   $22,925   $ 35,267   $ 33,511   $ 17,409
Add:
  Portion of rents representative
  of interest factor.............              1,670      6,457     6,437      6,275      5,581      6,367
  Interest on Indebtedness
  (Including amortization of debt
  discount and debt expense).....             16,610     65,633    66,526     69,101     76,949     81,080
                                   -------   -------    -------   -------   --------   --------   --------
Earnings.........................             22,820     88,986    95,888    110,643    116,041    104,856
                                   =======   =======    =======   =======   ========   ========   ========
Fixed Charges:
  Portion of rents representative
  of the interest factor.........            $ 1,670    $ 6,457   $ 6,437   $  6,275   $  5,581   $  6,367
  Interest on Indebtednesses
  (Including amortization of debt
  discount and debt expense).....             16,610     65,633    66,526     69,101     76,949     81,080
                                   -------   -------    -------   -------   --------   --------   --------
Fixed Charges....................            $18,280    $72,090   $72,963   $ 75,376   $ 82,530   $ 87,447
                                   =======   =======    =======   =======   ========   ========   ========
Ratio of Earnings to Fixed
  Charges........................               1.25x      1.23x     1.31x      1.47x      1.41x      1.20x
                                   =======   =======    =======   =======   ========   ========   ========
Preferred dividend requirement...            $   539    $ 2,158   $ 2,158   $  2,158   $  2,158   $  2,158
                                   =======   =======    =======   =======   ========   ========   ========
Gross up to pre-tax basis........            $   901    $ 3,604   $ 3,604   $  3,604   $  3,604   $  3,604
                                   =======   =======    =======   =======   ========   ========   ========
Fixed Charges and Preferred
  Dividend Requirement...........            $19,181    $75,694   $75,567   $ 78,980   $ 86,134   $ 91,051
                                   =======   =======    =======   =======   ========   ========   ========
Ratio of Earnings to Fixed
  Charges and Preferred
  Dividends......................               1.19x      1.18x     1.25x      1.40x      1.35x      1.15x
                                   =======   =======    =======   =======   ========   ========   ========
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